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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Interphase Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2005

To the Holders of Common Stock of
  Interphase Corporation:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 4, 2005 at 10:00 a.m. local time at the Sockwell Center at 6301 Chapel Hill Blvd., Plano, Texas, for the following purposes:

(a)	to elect six directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified; and

(b)	to transact such other business as may properly come before the meeting or any adjournment thereof.

     It is desirable that as large a proportion as possible of the shareholders’ interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.

By order of the Board of Directors

S. Thomas Thawley
Vice Chairman and Secretary

Plano, Texas
March 31, 2005

ANNUAL MEETING OF SHAREHOLDERS
PERSONS MAKING THE SOLICITATION
OUTSTANDING CAPITAL STOCK AND RECORD DATE
ACTION TO BE TAKEN AT THE MEETING
QUORUM AND VOTING
PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
AUDIT COMMITTEE
NOMINATING AND GOVERNANCE COMMITTEE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SHAREHOLDERS’ PROPOSALS
SHAREHOLDER COMMUNICATIONS
MISCELLANEOUS

Interphase Corporation
Parkway Centre I
2901 North Dallas Parkway, Suite 200
Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held May 4, 2005

     This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 4, 2005. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about March 31, 2005.

PERSONS MAKING THE SOLICITATION

     The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material.

OUTSTANDING CAPITAL STOCK AND RECORD DATE

     The record date for shareholders entitled to notice of and to vote at the annual meeting is March 10, 2005. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,750,824 shares of Common Stock.

ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the six persons named under the caption “Election of Directors”, and, in the discretion of the proxy holder, with respect to such other business as may properly come before the meeting.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 10, 2005 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

Gregory B. Kalush	500,834 (1)	8.0%
S. Thomas Thawley	296,125 (1)	5.1%
Felix V. Diaz	230,000 (1)	3.8%
Steven P. Kovac	223,334 (1)	3.7%
Deborah A. Shute	125,000 (1)	2.1%
Randall E. McComas	124,874 (1)	2.1%
Paul N. Hug	58,000 (1)	1.0%
Randall D. Ledford	45,000 (1)	0.8%
James W. Gragg	45,000 (1)	0.8%
Michael J. Myers	35,000 (1)	0.6%
Kenneth V. Spenser	35,000 (1)	0.6%

All executive officers and directors as a group (11 persons)	1,718,167 (2)	23.8%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	550,200 (3)	9.6%

(1)	Includes vested options to purchase Common Stock with exercise prices ranging from $4.12-$31.00 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 500,834 shares; Mr. Thawley, 55,000 shares; Mr. Diaz, 230,000 shares; Mr. Kovac, 223,334 shares; Ms. Shute, 125,000 shares; Mr. McComas, 124,874 shares; Mr. Hug, 45,000 shares; Mr. Ledford, 45,000 shares; Mr. Gragg, 45,000 shares; Mr. Myers, 35,000 shares and Mr. Spenser, 35,000 shares.

(2)	Includes 1,464,042 shares that may be acquired upon exercise of vested stock options.

(3)	Based upon information contained in Schedule 13G filings made prior to March 15, 2005.

ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

     OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

     Gregory B. Kalush, 48, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

     Paul N. Hug, 61, was elected a director in 1984. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1988. Mr. Hug is a member of the Compensation Committee, the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.

     Randall D. Ledford, 55, was elected to the Board of Directors in 2001. Mr. Ledford is currently Senior Vice President and Chief Technology Officer for Emerson Electric Co., a position he has held since 1997. He is also the President of Emerson Ventures Inc., an Emerson subsidiary that invests in technology venture companies. He serves on several CTO boards and forums both in the U.S. and abroad. Mr. Ledford is a member of the Nominating and Governance Committee and is Chairman of the Compensation Committee of the Board of Directors.

     Michael J. Myers, 58, was elected to the Board of Directors in 2002. Mr. Myers is currently President, CEO and a member of the Board of Directors of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior experience with Nortel Networks, NCR, and General Motors Corporation. Mr. Myers is a member of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

     Kenneth V. Spenser, 56, was elected a director in 2002. Mr. Spenser is currently the Chief Executive Officer for Entivity Holdings. Mr. Spenser served as President, Chief Executive Officer and Chairman of the Board for Entivity, Inc. or its predecessors from 1997 to 2004. Entivity is a leading provider of PC-based control systems to the automation marketplace. Mr. Spenser founded Think & Do Software in 1997 and merged it with Steeplechase Software in 2001 to create Entivity, Inc. Prior to founding Think & Do Software, Mr. Spenser served as Vice President for Texas Instruments’ Information Technology Group and as General Manager for Autodesk’s Mechanical Division. Mr. Spenser spent ten years on active duty as a naval aviator and twelve years in the Naval Reserves, retiring in 1993 with the rank of Captain. Mr. Spenser is a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

     S. Thomas Thawley, 64, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Mr. Thawley was elected Vice Chairman in May 2000 and is the Chairman of the Nominating and Governance Committee of the Board of Directors.

Committees and Meetings of the Board of Directors

     The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Option Committee. During 2004, the Audit Committee was composed of Mr. Hug, Chairman, Mr. Myers and Mr. Spenser. The Audit Committee met five times during 2004. The Audit Committee’s responsibilities are described in the Audit Committee Charter (included as an exhibit to the Company’s proxy statement for the 2004 annual meeting). During 2004, the Compensation Committee was composed of Mr. Ledford, Chairman, Mr. Hug and Mr. Myers. The Compensation Committee met two times during 2004 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. During 2004, the Nominating and Governance Committee was composed of Mr. Thawley, Chairman, Mr. Hug, Mr. Ledford, Mr. Myers and Mr. Spenser. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director, and the other responsibilities set forth in its charter. The Nominating and Governance Committee met two times during 2004. In 2004, the New Employee and Retention Stock Option Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Option Committee has the authority to grant stock options under the 2004 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company.

     The Board of Directors held six meetings during the year ended December 31, 2004. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

     The Company encourages board members and nominees for director to attend the annual meeting of shareholders. All current board members attended the Company’s 2004 annual meeting of shareholders.

Compensation of Directors

Cash Compensation

     The Company compensates its non-employee directors, who during 2004 were Mr. Hug, Mr. Ledford, Mr. Myers, Mr. Spenser and Mr. Thawley, based upon an estimated number of meetings of the board and committees on which such director serves, plus an annual retainer. This amount is reasonably estimated to be approximately $27,000 per year, per director. Mr. Kalush does not receive cash compensation as a director.

Directors Stock Options

     In May 2004, each director was granted an option under the 2004 Long-Term Stock Incentive Plan for 5,000 shares of Common Stock (an aggregate of 30,000 shares). These options have an exercise price of $8.50 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 2005 Annual Meeting of Shareholders and have an expiration date of May 5, 2014.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Myers and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.

Audit Committee Charter

     The Board of Directors has adopted and maintains a written charter for the Audit Committee. A copy of the Audit Committee Charter was included as an exhibit to the Company’s proxy statement for the 2004 annual meeting.

Audit Committee Member Independence

     The Board of Directors has made the determination that all members of the Audit Committee are independent as defined in the applicable listing standards of the Nasdaq National Market.

Financial Expert

     The Board of Directors has determined that Mr. Hug meets the SEC criteria of an “audit committee financial expert.” Mr. Hug has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1988, and as such, has participated in dealing with accounting, auditing, internal control and risk management issues.

Report of Audit Committee

March 31, 2005

To the Board of Directors of Interphase Corporation:

     We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

THE AUDIT COMMITTEE

Paul N. Hug, Chairman
Kenneth V. Spenser
Michael J. Myers

NOMINATING AND GOVERNANCE COMMITTEE

     The members of the Nominating and Governance Committee are Mr. Thawley, Chairman, Mr. Hug, Mr. Ledford, Mr. Myers and Mr. Spenser. All members of the Committee meet the independence requirements of the Nasdaq National Market.

     The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as Directors of the Company consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee shall recommend that the Board select the Director nominees for the next annual meeting of shareholders; develop and recommend to the Board corporate governance principles applicable to the Company; and oversee the evaluation of the Board and the Company by the Directors. The Company has adopted a Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.

     The Nominating and Governance Committee proposes and the Board of Directors adopts guidelines for identifying and evaluating Director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the Nasdaq National Market, independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background and other factors deemed appropriate in adding value to the composition of the existing Board of Directors and its size and structure.

     In all cases, Directors should have expertise that will be useful to the Company, and should possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.

     The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other Directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).

     The Nominating and Governance Committee will consider candidates for Director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.

     Shareholders wishing to suggest a candidate for Director should write to our Secretary and include:

a. as to each person whom the shareholder proposes to nominate for election or re-election as a Director:

i.	the name, age, business address and residence of such person,

ii.	the principal occupation or employment of such person,

iii.	the class and number of shares of the Company which are beneficially owned by such person,

iv.	information about each of the factors to be considered by the Committee listed above,

v.	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

vi.	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

vii.	a statement from the candidate that the candidate is willing to be considered and will serve as a Director if nominated and elected, and

viii.	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

b. as to the shareholder giving the notice:

i.	the name and record address of the shareholder, and

ii.	the class and number of shares of the Company beneficially owned by the shareholder.

     Any shareholder suggested candidates must be submitted no later than December 2, 2005 to be considered for election at the 2006 annual meeting of shareholders.

EXECUTIVE OFFICERS

     The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

			Executive
			Officers of
			the Company
Name	Age	Position(s) Held with the Company	Since
Gregory B. Kalush	48	Chairman of the Board,	1998
		Chief Executive Officer and President

Steven P. Kovac	49	Chief Financial Officer, Treasurer and	1999
		Vice President of Finance

Felix V. Diaz	54	Vice President of Engineering and	2002
		Chief Technical Officer

Randall E. McComas	55	Vice President of Global Sales and Marketing	2002

Deborah A. Shute	42	Vice President of Human Resources and	2002
		Administration

James W. Gragg	53	Vice President of Operations and Fulfillment	2004

     Gregory B. Kalush joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

     Steven P. Kovac joined the Company in May 1999 as Chief Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, from 1997 to 1999 Mr. Kovac served as Chief Operating Officer and Chief Financial Officer for TPN Inc., a satellite television network. From 1989 to 1997 Mr. Kovac was the Regional Vice President of Finance and Chief Financial Officer for AT&T Wireless Services, McCaw Cellular Communications and LIN Cellular Communications. From 1988 to 1989, Mr. Kovac was Vice President of Finance and Administration for BBL Industries, a manufacturer of paging terminals and voice messaging equipment.

     Felix V. Diaz joined the Company in May 1996, as Chief Technical Officer. In January 2001, Mr. Diaz became Vice President and General Manager, Telecom Products Group, a position he held until

January 2004 when he returned to the position of Chief Technical Officer and Vice President of Engineering. Prior to joining Interphase, Mr. Diaz was Director of Systems Architecture and Engineering at DSC Corporation where he was responsible for the Company’s Asynchronous Transfer Mode switching product line.

     Randall E. McComas joined the Company in February 2002, as Vice President of Global Sales and Marketing. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company.

     Deborah A. Shute joined the Company in February 1999, as Director of Human Resources. In November 1999, Ms. Shute became Vice President of Human Resources and Administration. Prior to joining Interphase, Ms. Shute was Senior Director of Human Resources for Packard Bell NEC in Sacramento, California.

     James W. Gragg joined the Company in 1998, as Manufacturing/Test Engineering Manager. In 2000 Mr. Gragg became Director of Manufacturing and Operations, a position he held until November 2004 when he became Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Gragg was Manager, Hardware Design Engineering at Compaq Computer Corporation, a position he held since 1998. Prior to 1998, Mr. Gragg owned his own engineering consulting company, Emtech, Inc.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the
Board of Directors on Executive Compensation

     The Compensation Committee (under this caption, the “Committee”) is responsible for structuring and monitoring the Company’s executive compensation program. The Committee is currently composed of three members of the Board of Directors: Mr. Ledford, Chairman, Mr. Hug and Mr. Myers. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

     The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive, and to succeed in them over the long term, the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

     Salient components of the executive compensation program include annual salary, annual bonus plan and stock incentive grants.

     At this time, based on the Company’s current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162(m) of the Internal Revenue Code, except with respect to the 2004 Long-Term Stock Incentive Plan.

Annual Salary

     The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

Executive Bonus Plan

     The executive bonus plan is intended to link executive compensation with the attainment of defined Company goals on an annual basis.

     Each fiscal year, the Committee, after consulting with management of the Company, establishes business and financial targets for the Company. Annual bonus amounts are established based upon these targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved. Some financial targets for 2004 were achieved, thus some executive bonuses were paid.

Stock Option Grants

     Through the granting of stock options, the Company intends to align the executives’ long-term interests with those of the shareholders of the Company by tying executive compensation to the long-term performance of the Company’s stock price. This is the Company’s principal long-term incentive to executives.

     The Committee recommends the number of shares to be granted to an executive based upon several factors including, but not limited to, management’s recommendation, the executive’s salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

Chief Executive Officer Compensation

     In keeping with the general compensation philosophy outlined above, Mr. Kalush’s base salary is established to place emphasis on incentive compensation while remaining competitive with others in the Company’s industry. Mr. Kalush’s target annual bonus amount is established based upon annual financial targets for the Company developed by the Committee. The actual payment of a bonus is primarily dependent upon the extent to which these objectives are achieved. The amount of stock options granted to Mr. Kalush is based upon several factors including, but not limited to, base salary level, performance, position and contribution to the overall success of the Company. The Compensation Committee believes that the total compensation paid to Mr. Kalush is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in size, business mix and geographic area.

Summary

     The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee’s desire to reward executives for individual contribution to the attainment of the Company’s goals while linking each executive’s financial opportunity with increased value to the shareholders.

THE COMPENSATION COMMITTEE

Randall D. Ledford, Chairman
Paul N. Hug
Michael J. Myers

Employment Agreements

     The Board of Directors approved Mr. Kalush’s current employment agreement, effective March 12, 2000, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President. This agreement provided for a base salary from March 2000 until March 2003 of at least $250,000 per year. A new two-year term began in April 2003 and provided for the same base salary. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other party more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kalush is entitled to (i) an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (ii) certain benefits available to officers of the Company generally.

     Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If Mr. Kalush dies or the Company terminates Mr. Kalush’s employment agreement by reason of disability, then Mr. Kalush will be entitled to (i) receive severance compensation in the amount of two years base salary, and (ii) receive payment of two years of his annual bonus under the Company’s Executive Bonus Plan. If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled to receive severance payments in the amount of three years base salary and will be given an additional period of up to three years to exercise his options. However, following a “change in control” (as defined below), he will be entitled to (i) severance compensation in the amount of two years base salary, (ii) receive an immediate payment equal to two years of his annual bonus under the Company’s Executive Bonus Plan and (iii) all of the stock options (the “Executive Stock Options”) which have been granted to him shall be exercisable on the date of the “change in control”. A “change in control” under these arrangements occurs when one investor, including its affiliates, accumulates 20% or more of the outstanding Common Stock of the Company.

     The Board of Directors approved Mr. Kovac’s current employment agreement, effective May 11, 1999, pursuant to which the Company employs Mr. Kovac as its Chief Financial Officer and Vice President of Finance, at a base salary of, at least, $175,000 per year. In addition, in accordance with his employment agreement, Mr. Kovac (i) received in May 1999 a non-qualified stock option for 64,180 shares of Common Stock, and an incentive stock option for 35,820 shares of Common Stock, all for a ten year term and with an exercise price of $8.375 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

     Mr. Kovac’s employment agreement permits the Company to terminate Mr. Kovac without further compensation for willful neglect of his duties. If the Company terminates Mr. Kovac for any reason other than willful neglect, Mr. Kovac will receive (i) nine months severance pay at his base salary, and (ii) a pro rata payment of his bonus for the year in which he is terminated if and only if he executes a general release of all claims against the Company. In the event of a “change in control” of the Company, as defined above, all outstanding stock options granted to Mr. Kovac will become exercisable, subject to certain restrictions.

     The Board of Directors approved Mr. Diaz’s current employment agreement, effective May 22, 1996, pursuant to which the Company employs Mr. Diaz at a base salary of, at least, $120,000 per year. In addition, in accordance with his employment agreement, Mr. Diaz (i) received in May 1996 an incentive stock option for 10,000 shares of Common Stock, for a ten year term and with an exercise price of $17.69 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee and (iii) is entitled to certain benefits available to officers of the Company generally.

     Mr. Diaz’s employment agreement permits the Company to terminate Mr. Diaz without further compensation for overt misconduct. If the Company terminates Mr. Diaz for any reason other than overt misconduct, Mr. Diaz will receive (i) three months severance pay at his base salary provided he executes a general release of all claims against the Company. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Diaz’s employment with the Company is terminated either by the Company, except for overt misconduct, or by Mr. Diaz for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock options granted to Mr. Diaz will become exercisable, subject to certain restrictions.

     The Board of Directors approved Mr. McComas’ current employment agreement, effective February 15, 2002, pursuant to which the Company employs Mr. McComas as its Vice President of Global Sales and Marketing, at a base salary of, at least, $225,000 per year. The employment agreement automatically renews for successive 12-month periods, unless either Mr. McComas or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. McComas (i) received in February 2002 a non-qualified stock option for 40,597 shares of Common Stock, and an incentive stock option for 59,403 shares of Common Stock, all for a ten year term and with an exercise price of $5.05 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

     Mr. McComas’ employment agreement permits the Company to terminate Mr. McComas without further compensation for cause. If the Company terminates Mr. McComas for any reason other than cause or nonrenewal, Mr. McComas will receive no less than 6 months and no greater than 9 months base-salary compensation. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. McComas’ employment with the Company is terminated either by the Company, except for overt misconduct, or by Mr. McComas for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock options granted to Mr. McComas will become exercisable, subject to certain restrictions.

     The Board of Directors approved Ms. Shute’s current employment agreement, effective November 24, 1999, pursuant to which the Company employs Ms. Shute as its Vice President of Human Resources, at a base salary of, at least, $130,000 per year. In addition, in accordance with her employment agreement, Ms. Shute (i) received in November 1999 a non-qualified stock option for 10,000 shares of Common Stock, for a ten year term and an exercise price of $31.00 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with her “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

     Ms. Shute’s employment agreement permits the Company to terminate Ms. Shute without further compensation for willful neglect of her duties. If the Company terminates Ms. Shute for any reason other than willful neglect, Ms. Shute will receive (i) six months severance pay at her base salary, and (ii) a pro rata payment of her bonus for the year in which she is terminated if and only if she executes a general release of all claims against the Company. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Ms. Shute’s employment with the Company is terminated either by the Company except for overt misconduct or by Ms. Shute for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock options granted to Ms. Shute will become exercisable, subject to certain restrictions.

     The Board of Directors approved Mr. Gragg’s current employment agreement, effective November 1, 2004, pursuant to which the Company employs Mr. Gragg as its Vice President of Operations and Fulfillment, at a base salary of, at least, $150,000 per year. The employment agreement automatically renews for successive 6-month periods, unless either Mr. Gragg or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Gragg (i) received in November 2004 a non-qualified stock option for 2,959 shares of Common Stock, and an incentive stock option for 7,041 shares of Common Stock, all for a ten year term and with an exercise price of $7.20 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

     Mr. Gragg’s employment agreement permits the Company to terminate Mr. Gragg without further compensation for willful neglect of his duties. If the Company terminates Mr. Gragg for any reason other than willful neglect, Mr. Gragg will receive (i) six months severance pay at his base salary. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Gragg’s employment with the Company is terminated either by the Company except for overt misconduct or by Mr. Gragg for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock options granted to Mr. Gragg will become exercisable, subject to certain restrictions.

Summary Compensation Table

     A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and our five most highly paid executive officers other than the chief executive officer (collectively, the “Named Executive Officers”) during 2004.

				Long-term
	Annual Compensation (1)			Compensation
				Securities
				Underlying	All Other
		Salary	Bonus	Options/SARs	Compensation (2)
	Year	($)	($)	(#)	($)

Gregory B. Kalush	2004	$258,656	$26,650	55,000	$6,150
Chairman of the Board,	2003	$247,000	$8,272	60,000	$6,000
Chief Executive Officer	2002	$250,000	$2,404	60,000	$5,500
and President

Steven P. Kovac	2004	$206,920	$6,700	20,000	$4,369
Chief Financial Officer,	2003	$200,000	$4,323	20,000	$4,038
Treasurer and Vice	2002	$200,000	$1,923	30,000	$4,269
President of Finance

Felix V. Diaz	2004	$201,747	$8,000	30,000	$6,052
Vice President of Engineering	2003	$195,000	$4,500	30,000	$5,850
and Chief Technical Officer	2002	$195,000	$1,875	30,000	$5,500

Randall E. McComas	2004	$232,785	$13,250	50,000	$12,811
Vice President of Global	2003	$225,000	$6,313	50,000	$12,351
Sales and Marketing	2002	$191,250	$32,163	100,000	$10,558

Deborah A. Shute	2004	$146,569	$5,400	15,000	$4,397
Vice President of Human	2003	$140,000	$4,022	15,000	$4,200
Resources and Administration	2002	$140,000	$6,346	25,000	$4,200

James W. Gragg	2004	$134,823	$3,500	25,000	$4,045
Vice President of	2003	$116,923	$3,304	15,000	$3,508
Operations and Fulfillment	2002	$115,000	$2,106	—	$3,450

(1)	The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance which benefits are also provided to employees. None of the Named Executive Officers received other compensation in excess of the lesser of $50,000 or 10% of such officers’ salary and bonus compensation.

(2)	“All Other Compensation” consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan for all executive officers and with respect to Mr. McComas, an additional amount of $7,200 per year as a car allowance.

Option/SAR Grants in Last Fiscal Year

     The following table provides information with respect to stock options/SARs granted to the Named Executive Officers during the year ended December 31, 2004. The potential realizable value reported below assumes compounded annual rates of return over the term of the options.

	Number of	Total Options/			Appreciation at
	Securities	SARs Granted			Assumed Annual
	Underlying	to Employees			Rates of Stock Price
	Options/SARs	in Fiscal	Exercise		for Option Term
	Granted	Year	Price	Expiration	5 Percent	10 Percent
Name	(#)	(%)	($)	Date	($)	($)

Gregory B. Kalush	50,000	23.2%	$11.45	3/16/2014	$360,042	$912,418
	5,000	2.3%	$8.50	5/5/2014	$26,728	$67,734

Steven P. Kovac	20,000	9.3%	$11.45	3/16/2014	$144,017	$364,967

Felix V. Diaz	30,000	13.9%	$11.45	3/16/2014	$216,025	$547,451

Randall E. McComas	50,000	23.2%	$11.45	3/16/2014	$360,042	$912,418

Deborah A. Shute	15,000	7.0%	$11.45	3/16/2014	$108,013	$273,725

James W. Gragg	15,000	7.0%	$11.45	3/16/2014	$108,013	$273,725
	10,000	4.6%	$7.20	11/01/2014	$45,280	$114,749

Aggregated Option/SAR Exercises in Last Fiscal Year
    and Fiscal Year End Option/SAR Values

     The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 2004. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 2004 are summarized in the table. A distinction is made between options/SARs that were exercisable (vested) at December 31, 2004 and those options/SARs that were not exercisable at December 31, 2004.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-The-Money
	Shares		Options/SARs			Options/SARs
	Acquired	Value	at fiscal Year End			at fiscal Year End
	On Exercise	Realized	Exercisable/Unexercisable			Exercisable/Unexercisable
Name	(#)	($)	(#)			($)

Gregory B. Kalush	—	$—	462,501	/	104,999	$485,212	/	$142,963

Steven P. Kovac	—	$—	206,667	/	43,333	$104,994	/	$69,046

Felix V. Diaz	—	$—	210,000	/	60,000	$365,785	/	$85,780

Randall E. McComas	8,460	$47,741	74,874	/	116,666	$236,246	/	$194,998

Deborah A. Shute	—	$—	111,667	/	33,333	$87,451	/	$54,749

James W. Gragg	—	$—	40,000	/	35,000	$64,290	/	$37,000

Compensation Committee Interlocks and Insider Participation

     During 2004, the Compensation Committee was composed of Mr. Ledford, Mr. Hug and Mr. Myers. None of the Company’s executive officers served during the year ended December 31, 2004 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

Stock Performance Graph

     The following chart compares the cumulative total shareholder return on Common Stock during the years ended December 31, 2004, 2003, 2002, 2001 and 2000 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies in the same four-digit SIC code (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on December 31, 1999 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

	Cumulative Return
	12/99	12/00	12/01	12/02	12/03	12/04

Interphase Corporation	100	42	26	17	61	40
Peer Group (SIC Code 3577)	100	69	49	39	55	52
NASDAQ	100	60	45	26	39	41

CERTAIN RELATED TRANSACTIONS

     David H. Segrest served as the Assistant Secretary and a director of the Company through May 4, 2004. Mr. Segrest did not sit for re-election in 2004. Mr. Segrest is also a partner of Gardere Wynne Sewell LLP, the Company’s general counsel. Mr. Segrest and others at Gardere Wynne Sewell LLP provide legal services to the Company and are typically compensated at prevailing hourly rates. During 2004, the Company paid Gardere Wynne Sewell LLP approximately $104,000 for services provided.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2004 except for Ms. Shute, Mr. McComas, Mr. Kovac, Mr. Diaz, Mr. Kalush and Mr. Gragg, each of whom made one late filing disclosing one transaction.

RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

     Grant Thornton LLP (“Grant Thornton”) served as the independent auditors of the Company for the year ended December 31, 2004. The Company’s Audit Committee pre-approves all services performed by the Company’s principal auditor. A representative of Grant Thornton is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions. At its August 2005 meeting, the Audit Committee of the Board of Directors will conduct its review of the independent auditors’ performance, independence, qualifications and quality controls and will make its formal decision as to the retention of the independent public auditors to audit the Company’s financial statements for the year ending December 31, 2005, which is expected to be Grant Thornton.

     In September 2004, the Audit Committee of the Board of Directors authorized (1) the engagement of Grant Thornton as the independent auditors for the Company for the calendar year 2004 and (2) the dismissal of Interphase’s existing independent auditors, PricewaterhouseCoopers LLP (“PwC”).

     During the two fiscal years ended December 31, 2003, and the subsequent interim period through September 7, 2004, the date of the dismissal of PwC, (1) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference in connection with its report to the subject matter of the disagreement and (2) PwC has not advised the Company of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304 (a)(1)(v).

     The accountant’s report of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two fiscal years ended December 31, 2003, and the subsequent interim period through September 7, 2004, Grant Thornton has not been consulted by the Company, or by anyone on the Company’s behalf, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company.

Audit Fees

     During 2004, the Company retained its principal auditor, Grant Thornton, to provide services in the following categories and amounts:

Audit Fees	$121,420
Audit-Related Fees	1,200
Tax Fees	—
All Other Fees	—

Total	$122,620

     The Grant Thornton Audit Fees for the year ended December 31, 2004 were for professional services rendered for the audit of the consolidated financial statements of the Company, including quarterly reviews.

     The Grant Thornton Audit-Related Fees for the year ended December 31, 2004 were for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

     During 2004, PwC provided services for the Company from January 1, 2004 through September 7, 2004 in the following categories and amounts:

Audit Fees	$40,350
Audit-Related Fees	1,450
Tax Fees	—
All Other Fees	7,500

Total	$49,300

     The PwC Audit Fees for the year ended December 31, 2004 were for professional services rendered for quarterly reviews.

     The PwC Audit-Related Fees for the year ended December 31, 2004 were for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

     The PwC All Other Fees for the year ended December 31, 2004 were for the filing of the Form 8-K relating to the change in auditors and the successor auditor workpaper review.

     During 2003, the Company retained its principal auditor, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees	$128,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total	$128,000

     The Audit fees for the year ended December 31, 2003 were for professional services rendered for the audit of the consolidated financial statements of the Company.

SHAREHOLDERS’ PROPOSALS

     Any proposals that shareholders of the Company desire to have presented at the 2006 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 2, 2005, whether or not the shareholder wishes to include the proposal in the Company’s proxy materials.

SHAREHOLDER COMMUNICATIONS

     Shareholders wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas 75093. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

MISCELLANEOUS

     The Annual Report to Shareholders of the Company for 2004, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

     A copy of the Company’s 2004 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas, 75093.

By Order of the Board of Directors

S. THOMAS THAWLEY
Vice Chairman and Secretary

Plano, Texas
March 31, 2005

 +

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 — Paul N. Hug	☐	☐	04 — Michael J. Myers	☐	☐

02 — Gregory B. Kalush	☐	☐	05 — Kenneth V. Spenser	☐	☐

03 — Randall D. Ledford	☐	☐	06 — S. Thomas Thawley	☐	☐

B Proposal

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	In the discretion of the Proxies, on any other matters that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please date and sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

1 U P X

Proxy – INTERPHASE CORPORATION

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the “Company”) to be held on May 4, 2005 at 10:00 a.m. local time at the Sockwell Center at 6301 Chapel Hill Blvd., Plano, Texas 75093, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)